Exhibit 99.1

FOR IMMEDIATE RELEASE

AUGUST 4, 2011

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY REPORTS SECOND-QUARTER 2011 RESULTS

DALLAS, August 4, 2011 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), are reporting earnings for the second-quarter 2011.

Second-Quarter 2011 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $55.4 million and distributable cash flow of $32.9 million for the second quarter of 2011, compared with adjusted EBITDA of $45.2 million and distributable cash flow of $22.8 million for the second quarter of 2010. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures and are explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of these non-GAAP measures to net income (loss) in the tables at the end of this news release.

The Partnership reported net income of $1.7 million for the second quarter of 2011 versus a net loss of $2.5 million for the second quarter of 2010.

“Our strong second-quarter results reflect the performance and growth of our assets,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We recently completed several strategic transactions that broaden Crosstex’s reach beyond our existing core areas to increase our scale and diversification, creating additional value for our stakeholders. We are well positioned and well capitalized which we believe will enable us to continue to successfully execute our growth strategy.”

The Partnership’s second-quarter 2011 gross operating margin of $96.6 million rose $12.6 million above gross operating margin for the second quarter of 2010. The increase was due to a favorable processing environment, higher natural gas liquids (NGL) fractionated volumes during the quarter and higher gathering and transmission volumes. Gross operating margin is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to operating income in the tables at the end of this news release.

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The Partnership reports results by operating segment principally based on regions served. Reportable segments consist of the natural gas gathering, processing and transmission operations in north Texas (NTX); the pipelines and processing plants in Louisiana (LIG); and the south Louisiana processing and NGL assets, including NGL fractionation and marketing activities (PNGL). Each business segment’s contribution to the second-quarter 2011 gross operating margin change versus the second-quarter 2010, and the factors affecting those contributions, are described below:

•                  The LIG segment’s gross operating margin increased $1.9 million, primarily the result of the continued strength of the processing environment.

•                  The PNGL segment’s gross operating margin rose $6.8 million, primarily due to the favorable processing environment, increased NGL fractionation and marketing volumes, and Blue Water processing plant inlet volumes.

•                  The NTX segment’s gross operating margin improved $3.9 million. The positive impact of increased gathering and transmission volumes, higher processed volumes and the favorable processing environment was partially offset by increased losses on a certain delivery contract for the second quarter of 2011.

The Partnership’s second-quarter 2011 operating expenses of $27.9 million increased $2.5 million, or 10 percent, from the second quarter of 2010.  The increase was primarily the result of higher labor and benefit expenses and normal repair and maintenance cost fluctuations. General and administrative expenses increased $0.9 million, or eight percent, versus the second quarter of 2010 largely due to higher labor and benefit expenses and professional fees and services costs which were partially offset by lower stock-based compensation expense. Depreciation and amortization expense for the second quarter of 2011 rose $4.8 million, or 18 percent, compared with the second quarter of 2010 primarily due to increased amortization of intangibles. Interest expense rose to $20.7 million for the second quarter of 2011 from $20.0 million for the second quarter of 2010 primarily due to the write-off of debt issue costs associated with the amendment of the bank credit facility in May 2011.

The net loss per limited partner common unit for the second quarter of 2011 was $0.05 compared with a net loss of $0.08 per common unit for the second quarter of 2010.

Second-Quarter 2011 — Crosstex Energy, Inc. Financial Results

The Corporation reported a net loss of $1.1 million for the second quarter of 2011 compared with a net loss of $2.2 million for the second quarter of 2010.

On a stand-alone basis, the Corporation had cash on hand of approximately $4.7 million and no debt as of the end of the second quarter of 2011.

Crosstex Provides Growth Projects Update

A slide presentation providing additional information about the Partnership’s recently announced growth projects is posted on the company’s website. The slides can be found on both the home page and the investor page of the website located at www.crosstexenergy.com.

Crosstex to Hold Earnings Conference Call August 5, 2011

The Partnership and the Corporation will hold their quarterly conference call to discuss second-quarter 2011 results on August 5 at 10:00 a.m. Central time (11:00 a.m. Eastern time). The dial-in number for the call is 1-888-679-8033. Callers outside the United States should dial 1-617-213-4846. The passcode is 88691992 for all callers. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register.

Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PKUVNGH47.  Preregistrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection.  Interested parties also can access the live webcast of the call on the Investors page of Crosstex’s website at www.crosstexenergy.com.

After the conference call, a replay can be accessed until November 4, 2011, by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay.  The passcode for all callers listening to the replay is 70975077.  Interested parties also can visit the Investors page of Crosstex’s website to listen to a replay of the call.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as gross operating margin, adjusted EBITDA and distributable cash flow. Gross operating margin is defined as revenue minus the cost of purchased gas and NGLs. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairments, loss on extinguishment of debt, stock-based compensation, noncash derivative items, (gain) loss on the sale of assets and other miscellaneous noncash items. Distributable cash flow is defined as earnings before certain noncash charges and the gain on the sale of assets less maintenance capital expenditures. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. A reconciliation of these measures to net income (loss) is included among the following tables.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook, distribution and dividend guidelines, future estimates and results of operations and the impact of changes in prices and ratios on the Partnership’s gross operating margin. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas and NGLs; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely affect its financial health; (3) the Partnership may not be able to obtain funding which would impair its ability to grow; (4) the Partnership and the Corporation do not have diversified assets; (5) drilling levels may decrease due to deterioration in the credit and commodity markets; (6) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (7) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; (8) the Partnership may not be successful in balancing its purchases and sales; (9) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (10) the level of the Partnership’s processing operations may decline for similar reasons; (11) operational, regulatory and other asset-related risks, including weather conditions such as hurricanes, exist because a significant portion of the Partnership’s assets are located in southern Louisiana; and (12) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2010, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

(Tables follow)

CROSSTEX ENERGY, L.P.

Selected Financial Data

(All amounts in thousands except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Midstream revenues	$496,147	$442,048	$946,462	$910,706
Purchased gas and NGLs	399,589	358,038	760,068	745,501

Gross operating margin	96,558	84,010	186,394	165,205

Operating costs and expenses:
Operating expenses	27,913	25,424	52,957	51,889
General and administrative	12,643	11,704	24,399	24,393
(Gain) loss on sale of property	(60)	564	(80)	(13,779)
Loss on derivatives	1,536	1,594	4,957	5,290
Impairments	—	313	—	1,311
Depreciation and amortization	31,636	26,820	61,289	53,912
Total operating costs and expenses	73,668	66,419	143,522	123,016

Operating income	22,890	17,591	42,872	42,189

Interest expense, net of interest income	(20,676)	(19,998)	(40,444)	(46,853)
Loss on extinguishment of debt	—	—	—	(14,713)
Other income (expense)	(241)	23	(129)	205
Total other income (expense)	(20,917)	(19,975)	(40,573)	(61,361)
Income (loss) before non-controlling interest and income taxes	1,973	(2,384)	2,299	(19,172)
Income tax provision	(358)	(74)	(611)	(649)
Net income (loss)	1,615	(2,458)	1,688	(19,821)
Less: Net income (loss) attributable to the non-controlling interest	(52)	10	(107)	(25)
Net income (loss) attributable to Crosstex Energy, L.P.	$1,667	$(2,468)	$1,795	$(19,796)
Preferred interest in net income (loss) attributable to Crosstex Energy, L.P.	$4,559	$3,125	$8,824	$6,250
Beneficial conversion feature attributable to preferred units	$—	$—	$—	$22,279
General partner interest in net income (loss)	$(111)	$(1,279)	$(633)	$(2,775)
Limited partners’ interest in net income (loss) attributable to Crosstex Energy, L.P	$(2,781)	$(4,314)	$(6,396)	$(45,550)
Net income (loss) attributable to Crosstex Energy, L.P.
Basic and diluted common unit	$(0.05)	$(0.08)	(0.12)	(0.89)
Weighted average limited partners’ units outstanding:
Basic and diluted common units	50,563	49,781	50,518	49,734
Series A convertible preferred units outstanding	14,706	14,706	14,706	14,706

CROSSTEX ENERGY, L.P.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow

(All amounts in thousands except ratios and per unit amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net income (loss) attributable to Crosstex Energy, L.P.	$1,667	$(2,468)	$1,795	$(19,796)
Depreciation, amortization and impairments	31,636	27,133	61,289	55,223
Stock-based compensation	1,805	2,714	3,995	5,245
Interest expense, net	20,676	19,998	40,444	46,853
Loss on extinguishment of debt	—	—	—	14,713
(Gain) loss on sale of property	(60)	564	(80)	(13,779)
Noncash derivatives, taxes and other	(291)	(2,778)	1,569	486
Adjusted EBITDA	55,433	45,163	109,012	88,945

Interest expense (1)	(19,474)	(19,998)	(39,242)	(43,203)
Cash taxes and other cash expenses (2)	(259)	(199)	(724)	(899)
Maintenance capital expenditures	(2,770)	(2,149)	(5,196)	(4,321)
Distributable cash flow	$32,930	$22,817	$63,850	$40,522
Actual distribution (common and preferred)	$21,576	$—	$41,279	$—
Distribution coverage	1.53	n/a	1.55	n/a

Distributions declared per limited partner unit	$0.31	$—	$0.60	$—
Distributions declared per preferred unit	$0.31	$0.2125	$0.60	$0.4250

(1)          Excludes $678 thousand of debt issuance cost amortization and $894 thousand of senior secured note make-whole and call premium paid-in-kind interest resulting from repayment of such notes from the proceeds of the preferred unit sale and an asset sale for the six months ended June 30, 2010.

(2)          Excludes $318 thousand of startup expenses related to successfully transacted growth projects for the three months and six months ended June 30, 2011, respectively.

CROSSTEX ENERGY, L.P.

Operating Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Pipeline Throughput (MMBtu/d)
LIG	923,000	887,000	931,000	901,000
NTX - Gathering	826,000	731,000	764,000	738,000
NTX - Transmission	358,000	344,000	355,000	340,000
Total Gathering and Transmission Volume	2,107,000	1,962,000	2,050,000	1,979,000

Natural Gas Processed (MMBtu/d)
PNGL	881,000	854,000	901,000	891,000
LIG	236,000	286,000	247,000	285,000
NTX	269,000	207,000	243,000	203,000
Total Gas Volumes Processed	1,386,000	1,347,000	1,391,000	1,379,000

Commercial Services Volume (MMBtu/d)	165,000	49,000	193,000	50,000

NGLs Fractionated (Gal/d)	1,145,000	896,000	1,139,000	917,000

Realized weighted average Natural Gas Liquids price ($/gallon)	1.24	0.98	1.21	1.03
Actual weighted average Natural Gas Liquids-to-Gas price ratio	325%	261%	332%	247%

North Texas Gathering (1)
Wells connected	43	21	72	58

(1)          North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point (“CDP”) connections where the Partnership connects multiple wells at a single meter station.

CROSSTEX ENERGY, INC.

Selected Financial Data

(All amounts in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Midstream revenues	$496,147	$442,048	$946,462	$910,706
Purchased gas and NGLs	399,589	358,038	760,068	745,501

Gross operating margin	96,558	84,010	186,394	165,205

Operating costs and expenses:
Operating expenses	27,913	25,424	52,957	51,889
General and administrative	13,272	12,455	25,754	25,936
(Gain) loss on sale of property	(60)	564	(80)	(13,779)
Loss on derivatives	1,536	1,594	4,957	5,290
Impairments	—	313	—	1,311
Depreciation and amortization	31,654	26,840	61,326	53,950
Total operating costs and expenses	74,315	67,190	144,914	124,597

Operating income	22,243	16,820	41,480	40,608

Interest expense, net of interest income	(20,674)	(19,995)	(40,440)	(46,850)
Loss on extinguishment of debt	—	—	—	(14,713)
Other income (expense)	(242)	23	(130)	205
Total other income (expense)	(20,916)	(19,972)	(40,570)	(61,358)
Income (loss) before non-controlling interest and income taxes	1,327	(3,152)	910	(20,750)
Income tax benefit	248	1,204	898	3,789
Net income (loss)	1,575	(1,948)	1,808	(16,961)
Less: Net income (loss) attributable to the non-controlling Interest	2,648	233	4,417	(9,378)
Net loss attributable to Crosstex Energy, Inc.	$(1,073)	$(2,181)	$(2,609)	$(7,583)
Net loss per common share:
Basic and diluted	$(0.02)	$(0.05)	$(0.05)	$(0.16)
Weighted average shares outstanding:
Basic and diluted	47,140	46,598	47,108	46,571
Dividends declared per common share	$0.10	$—	$0.19	$—